EXHIBIT 5

March 20, 2007

Securities and Exchange Commission

100 F. Street, NE

Washington, DC 20549

Re:	Registration Statement on Form S-3 Relating to the

Registration of $350,000,000 of First Mortgage Bonds, Unsecured

Debt Securities, and Preferred Stock

Ladies and Gentlemen:

As Chief Governance Officer of Laclede Gas Company (“Company”), I submit this opinion of counsel in connection with the Registration Statement on Form S-3 (“Registration Statement”) for registration of $350,000,000 of the Company’s first mortgage bonds, unsecured debt securities, and preferred stock (collectively, the “Securities”).

Based upon my review and knowledge of applicable regulatory and corporate action authorizing issuance of the Securities, it is my opinion that the Securities will, when sold as contemplated by the Registration Statement, be legally issued, fully paid, non-assessable and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me under the caption “Legal Opinions” in the prospectus included in the Registration Statement. In giving my consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Mary C. Kullman

Mary C. Kullman

MCK:kz